                                                                   EXHIBIT 99.1


                                [CRAWFORD LOGO]

                                 PRESS RELEASE
          CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047
                     ATLANTA, GEORGIA 30302 (404) 256-0830


FOR IMMEDIATE RELEASE                                   DATE: FEBRUARY 2, 2004
                                                        FROM: GROVER L. DAVIS
                                                        CHAIRMAN AND
                                                        CHIEF EXECUTIVE OFFICER
-------------------------------------------------------------------------------

             CRAWFORD REPORTS FOURTH QUARTER 2003 FINANCIAL RESULTS

Crawford & Company (NYSE: CRDA and CRDB), the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the fourth quarter ended December 31, 2003.

Fourth quarter 2003 revenues before reimbursements totaled $175.1 million compared with $173.7 million in the 2002 fourth quarter. Fourth quarter 2003 net income was $2.1 million, or $0.04 per fully diluted share, compared with net income of $5.8 million, or $0.12 per fully diluted share, for the 2002 fourth quarter.

Operating earnings (earnings before special charge/credit, net corporate interest and taxes) in the 2003 fourth quarter totaled $4.8 million compared with $10.3 million in the comparable 2002 quarter. Operating earnings for the 2003 full year totaled $30.0 million compared with $37.2 million in 2002. Operating earnings is one of the key performance measures used by the Company's senior management to evaluate the performance of its business and make resource allocation decisions. The Company believes this measure is useful to investors in that it allows them to evaluate its performance using the same criteria that management uses. Following is a reconciliation of consolidated net income to operating earnings and the related margins as a percentage of revenues before reimbursements for all periods presented:


                                            Quarter ended                                    Year ended
                               ------------------------------------------      -------------------------------------------
                               December      %         December      %         December      %         December       %
                               31, 2003    Margin      31, 2002    Margin      31, 2003    Margin      31, 2002     Margin
                               --------    ------      --------    ------      --------    ------      --------     ------

Net income                     $  2,088      1.2%      $  5,841      3.3%      $  7,662      1.1%      $ 24,512       3.5%
Add/(deduct):
   Special charge/credit             --       --             --       --          8,000      1.2         (6,000)      (0.9)
   Net corporate interest         1,559      0.9          1,141      0.7          5,414      0.8          4,706       0.7
   Income taxes                   1,195      0.7          3,343      1.9          8,964      1.2         14,029       2.0
                               --------      ---       --------      ---       --------      ---       --------       ---
Operating earnings             $  4,842      2.8%      $ 10,325      5.9%      $ 30,040      4.3%      $ 37,247       5.3%
                               ========      ===       ========      ===       ========      ===       ========       ===

U.S. revenues before reimbursements were $117.3 million in the fourth quarter of 2003 compared with $121.7 million in the 2002 fourth quarter. Revenues from the insurance company market were $52.1 million in the 2003 fourth quarter compared with $60.4 million in the 2002 period, reflecting a continued softening in the Company's U.S. insurance company referrals for high-frequency, low-severity claims in the current quarter. Lower revenues from the winding down of two projects associated with mold-related claims and reopened Northridge earthquake claims accounted for $1.3 million of the decline. Revenues from self-insured clients were $42.1 million in the 2003 fourth quarter compared with $44.4 million in the 2002 quarter, primarily reflecting declines in U.S. employment levels and associated injury rates which have contributed to a reduction in workers' compensation claims. Class action services revenues were a record $23.0 million for the 2003 fourth quarter, compared with $16.8 million in the comparable year-ago quarter.

Fourth quarter 2003 international revenues grew to $57.9 million from $52.1 million for the same period in 2002. During the 2003 fourth quarter, the U.S. dollar weakened significantly against most major international currencies, resulting in a net exchange rate benefit in the quarter. Excluding the benefit of exchange rate fluctuations, international revenues would have been $51.4 million in the 2003 fourth quarter.

Mr. Grover L. Davis, chairman and chief executive officer of Crawford & Company, stated, "Our fourth quarter results reflect a continued industry-wide decline in property and casualty claims frequency. Conservative underwriting by our insurance company clients, including significant increases in policy deductibles, has contributed to a decline in property and casualty claims frequency, resulting in an overall 15% decline in claims referred to Crawford in the U.S. In addition, our self-insured market revenues in the U.S. were negatively affected by a reduction in workers' compensation claims frequency due to the high U.S. unemployment rate, which is driving down private sector workplace injuries."

"We continue to endure very challenging industry circumstances in the U.S. which have placed extraordinary pressure on our operating margins. Primarily as a result of the strong growth we achieved in our Class Action unit, which posted record quarterly revenues, our consolidated fourth quarter revenues grew 1% over revenues reported in the 2002 period. This is the first quarter-to-quarter revenue increase we have generated since the 2001 fourth quarter. However, due to incremental expenses associated with the growth in class action revenues, we experienced an increase in our cost of services of 2% in the current quarter. This overall increase occurred despite reductions we have made in other areas of our business in response to the continued decline in U.S. claims volume. In addition, our selling, general and administrative expenses increased 11%, or $3.4 million, during the 2003 fourth quarter, primarily as a result of higher costs associated with our self-insurance programs and severance expense."

"In response to the decline in U.S. claims volume in the quarter, we have taken aggressive measures during December 2003 and January 2004 to reduce our annual level of administrative costs by approximately $5.0 million. Additional severance expense associated with these reductions will be recognized in our 2004 first quarter, so these cost reductions will not fully benefit our results until the 2004 second quarter. As with any cost reduction initiative, this was a difficult and painful decision to make, but it was absolutely essential in order for us to be a more flexible and cost effective company. The operating margins in our international operations improved in the fourth quarter to better than 4% from less than 3% in the 2003 third quarter. We anticipate further improved international operating margins during 2004."

Total revenues before reimbursements for the year ended December 31, 2003 were $690.9 million compared with $699.4 million in 2002. Operating earnings for full year 2003 totaled $30.0 million compared with $37.2 million in 2002. Net income for the current year totaled $7.7 million, or $0.16 per share, compared with $24.5 million, or $0.50 per share, reported in the prior year. Net income in 2003 included an after-tax charge of $8.0 million, or $0.16 per share, under an agreement reached with the Department of Justice to resolve the investigation of the Company's billing practices. Net income in 2002 included a payment received from a former vendor in full settlement of a business dispute of $3.8 million, net of related income tax expense, or $0.08 per share.

U.S. revenues before reimbursements for 2003 were $471.8 million compared with $508.7 million in 2002. International revenues before reimbursements were $219.1 million in 2003 compared with $190.7 million during 2002. Excluding the benefit of exchange rate fluctuations, international revenues would have been $197.0 million in the current year.

Mr. Davis concluded, "We were very pleased with the growth in our class action services business during all of 2003 and especially the fourth quarter. Both periods reflect new record levels of revenues, with the 2003 fourth quarter benefiting from the performance of work on several large contracts. Overall, our cash and cash equivalents at December 31, 2003 have grown $10.5 million from the end of 2002 after reflecting a $10.0 million contribution to the Company's defined benefit pension plan during September 2003 and the $8.0 million payment to the Department of Justice in November 2003."

"We are also pleased with the recent appointments of Crawford & Company to the preferred adjuster lists of several major property and casualty insurers in the U.S., United Kingdom and Canada which should greatly strengthen our market penetration and enable us to capture a greater share of revenues when claim volumes increase."

Crawford & Company's management will host a conference call with analysts on Monday, February 2, 2004 at 3:00 P.M. EST, to discuss its quarterly earnings and other developments. The call will be recorded and available for replay through February 9, 2004. You may dial 1-800-428-6051 (973-709-2089 international) to listen to the replay. The access code is 328985. Alternatively, please visit our website at www.crawfordandcompany.com for a live audio web cast.

Further information regarding the Company's financial position, operating results and cash flows for the quarter ended December 31, 2003 is shown on the attached statements.

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 67 countries. Major service lines include workers' compensation claims administration and healthcare management services, property and casualty claims management, class action services and risk management information services. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The results achieved in the quarter ended December 31, 2003 are not necessarily indicative of future prospects for the Company. Actual results in future quarters may differ materially. For a complete discussion regarding factors which could affect the Company's financial performance, see the Company's Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission, in particular the information under the headings "Business", "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. The Company's actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL JOHN GIBLIN AT (404) 847-4571.

                               CRAWFORD & COMPANY
                        COMPARATIVE STATEMENTS OF INCOME
                      (In Thousands Except Per Share Data)


YEAR ENDED DECEMBER 31                                       2003                2002              % Change
                                                           --------            --------            --------

Revenues:

    Revenues Before Reimbursements                         $690,933            $699,390               -1%
    Reimbursements                                           41,948              36,917               14%
                                                           --------            --------
Total Revenues                                              732,881             736,307                0%

Costs and Expenses:

         Cost of Services Before Reimbursements             530,362             532,411                0%
         Reimbursements                                      41,948              36,917               14%
                                                           --------            --------
    Cost of Services                                        572,310             569,328                1%

    Selling, General, and Administrative                    130,531             129,732                1%
    Special Charge/Credit (1)                                 8,000              (6,000)              nm
    Corporate Interest, Net                                   5,414               4,706               15%
                                                           --------            --------
Total Costs and Expenses                                    716,255             697,766                3%
                                                           --------            --------

Income Before Income Taxes                                   16,626              38,541              -57%
Income Taxes                                                  8,964              14,029              -36%
                                                           --------            --------

Net Income                                                 $  7,662            $ 24,512              -69%
                                                           ========            ========

Net Income Per Share:
   Basic                                                   $   0.16            $   0.50              -68%
   Diluted                                                 $   0.16            $   0.50              -68%

Weighted Average Shares Outstanding:
   Basic                                                     48,668              48,580
   Diluted                                                   48,776              48,664


(1) Special charge is an after tax payment related to settlement of a Department of Justice investigation. Special credit related to a payment from a former vendor in full settlement of a business dispute.

nm = not meaningful

                               CRAWFORD & COMPANY
                        COMPARATIVE STATEMENTS OF INCOME
                      (In Thousands Except Per Share Data)


QUARTER ENDED DECEMBER 31                                    2003                2002             % Change
                                                           --------            --------           --------

Revenues:

    Revenues Before Reimbursements                         $175,131            $173,722               1%
    Reimbursements                                           10,166              10,229              -1%
                                                           --------            --------
Total Revenues                                              185,297             183,951               1%

Costs and Expenses:

         Cost of Services Before Reimbursements             135,090             131,592               3%
         Reimbursements                                      10,166              10,229              -1%
                                                           --------            --------
    Cost of Services                                        145,256             141,821               2%

    Selling, General, and Administrative                     35,199              31,805              11%
    Corporate Interest, Net                                   1,559               1,141              37%
                                                           --------            --------
Total Costs and Expenses                                    182,014             174,767               4%
                                                           --------            --------

Income Before Income Taxes                                    3,283               9,184             -64%
Income Taxes                                                  1,195               3,343             -64%
                                                           --------            --------

Net Income                                                 $  2,088            $  5,841             -64%
                                                           ========            ========

Net Income Per Share:
   Basic                                                   $   0.04            $   0.12             -67%
   Diluted                                                 $   0.04            $   0.12             -67%

Weighted Average Shares Outstanding:
   Basic                                                     48,724              48,623
   Diluted                                                   48,966              48,670

                               CRAWFORD & COMPANY
                      SUMMARY RESULTS BY OPERATING SEGMENT
                          YEAR ENDED DECEMBER 31, 2003
                       (In Thousands Except Percentages)


                                                  U.S.                      International                    Total
                                           2003           2002           2003           2002           2003           2002
                                         --------       --------       --------       --------       --------       --------

Revenues Before Reimbursements           $471,847       $508,734       $219,086       $190,656       $690,933       $699,390

Compensation & Benefits                   292,357        320,475        152,950        130,886        445,307        451,361
% of Revenues                                62.0%          62.9%          69.8%          68.6%          64.5%          64.5%

Expenses Other than Reimbursements,
   Compensation & Benefits                156,201        158,998         59,385         51,784        215,586        210,782
% of Revenues                                33.1%          31.3%          27.1%          27.2%          31.2%          30.2%
                                         --------       --------       --------       --------       --------       --------

Operating Earnings (1)                   $ 23,289       $ 29,261       $  6,751       $  7,986       $ 30,040       $ 37,247
% of Revenues                                 4.9%           5.8%           3.1%           4.2%           4.3%           5.3%
                                         ========       ========       ========       ========       ========       ========


                        QUARTER ENDED DECEMBER 31, 2003
                       (In Thousands Except Percentages)


                                                  U.S.                      International                    Total
                                           2003           2002           2003           2002           2003           2002
                                         --------       --------       --------       --------       --------       --------

Revenues Before Reimbursements           $117,263       $121,660       $ 57,868       $ 52,062       $175,131       $173,722

Compensation & Benefits                    70,986         74,132         40,055         34,913        111,041        109,045
% of Revenues                                60.5%          61.0%          69.2%          67.0%          63.4%          62.8%

Expenses Other than Reimbursements,
   Compensation & Benefits                 43,806         39,687         15,442         14,665         59,248         54,352
% of Revenues                                37.4%          32.6%          26.7%          28.2%          33.8%          31.3%
                                         --------       --------       --------       --------       --------       --------

Operating Earnings (1)                   $  2,471       $  7,841       $  2,371       $  2,484       $  4,842       $ 10,325
% of Revenues                                 2.1%           6.4%           4.1%           4.8%           2.8%           5.9%
                                         ========       ========       ========       ========       ========       ========

(1) Earnings before special charge/credit, net corporate interest, and taxes.

                               CRAWFORD & COMPANY
                    CONSOLIDATED COMPARATIVE BALANCE SHEETS
                    DECEMBER 31, 2003 AND DECEMBER 31, 2002
                                 (In Thousands)


                                                                          DECEMBER 31           December 31
                                                                             2003                  2002
                                                                          -----------           -----------

ASSETS

         Current Assets:
               Cash and Cash Equivalents                                   $  41,564             $  31,091
               Accounts Receivable, Net                                      142,273               135,174
               Unbilled Revenues                                             100,253                93,792
               Prepaid Expenses and Other Current Assets                      13,028                11,968
                                                                           ---------             ---------

         Total Current Assets                                                297,118               272,025
                                                                           ---------             ---------

               Property and Equipment, at Cost                               154,786               144,706
               Less Accumulated Depreciation                                (117,618)             (108,607)
                                                                           ---------             ---------

         Net Property and Equipment                                           37,168                36,099
                                                                           ---------             ---------

         Other Assets:
               Intangible Assets Arising from Acquisitions, Net              104,523                97,798
               Capitalized Software Costs, Net                                31,540                23,977
               Deferred Income Tax Asset                                      28,966                31,899
               Other                                                          14,144                12,978
                                                                           ---------             ---------
         Total Other Assets                                                  179,173               166,652
                                                                           ---------             ---------

         Total Assets                                                      $ 513,459             $ 474,776
                                                                           =========             =========

LIABILITIES AND SHAREHOLDERS' INVESTMENT

         Current Liabilities:
               Short-Term Borrowings                                       $  43,007             $  30,019
               Accounts Payable                                               41,451                31,956
               Accrued Liabilities                                            77,188                66,265
               Deferred Revenues                                              19,172                18,516
               Current Installments of Long-Term Debt                          1,577                 1,493
                                                                           ---------             ---------

         Total Current Liabilities                                           182,395               148,249
                                                                           ---------             ---------

         Noncurrent Liabilities:
               Long-Term Debt, Less Current Installments                      52,193                49,976
               Deferred Revenues                                              10,559                12,127
               Self-Insured Risks                                             11,920                11,819
               Postretirement Medical Benefit Obligation                       6,077                 6,289
               Minimum Pension Liability                                      67,846                76,747
               Other                                                           9,875                10,138
                                                                           ---------             ---------
         Total Noncurrent Liabilities                                        158,470               167,096
                                                                           ---------             ---------

         Shareholders' Investment:
               Class A Common Stock, $1.00 Par Value                          24,027                23,925
               Class B Common Stock, $1.00 Par Value                          24,697                24,697
               Additional Paid-in Capital                                        840                   523
               Retained Earnings                                             187,747               191,767
               Accumulated Other Comprehensive Loss                          (64,717)              (81,481)
                                                                           ---------             ---------

         Total Shareholders' Investment                                      172,594               159,431
                                                                           ---------             ---------

         Total Liabilities and Shareholders' Investment                    $ 513,459             $ 474,776
                                                                           =========             =========

                               CRAWFORD & COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    DECEMBER 31, 2003 AND DECEMBER 31, 2002
                                 (In Thousands)


                                                                                       2003                 2002
                                                                                     --------             --------

CASH FLOWS FROM OPERATING ACTIVITIES:
         Net Income                                                                  $  7,662             $ 24,512
         Reconciliation of Net Income to Net Cash Provided by
         Operating Activities:
               Depreciation and Amortization                                           16,381               17,414
               Deferred Income Taxes                                                      129                3,975
               Loss (Gain) on Sales of Property and Equipment                              54                  (18)
              Changes in Operating Assets and Liabilities, Net of Effects
              of Acquisitions:
                    Accounts Receivable, Net                                               18                5,473
                    Unbilled Revenues                                                  (1,374)              (1,369)
                    Accrued or Prepaid Income Taxes                                    (3,166)              (3,525)
                    Accounts Payable and Accrued Liabilities                              984                3,692
                    Deferred Revenues                                                     345               (1,579)
                    Accrued Pension Costs                                               5,600                6,020
                    Prepaid Expenses and Other Assets                                  10,225               (1,972)
                                                                                     --------             --------
Net Cash Provided by Operating Activities                                              36,858               52,623
                                                                                     --------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Acquisitions of Property and Equipment, Net                                  (10,763)              (8,709)
         Capitalization of Computer Software Costs                                    (12,681)             (11,093)
         Acquisitions of Businesses, Net of Cash Acquired                                (332)             (13,569)
                                                                                     --------             --------
Net Cash Used in Investing Activities                                                 (23,776)             (33,371)
                                                                                     --------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Dividends Paid                                                               (11,682)             (19,428)
         Proceeds from Exercise of Stock Options                                          419                  578
         Increase (Decrease) in Short-Term Borrowings                                   6,696               (6,312)
         (Decrease) Increase in Long-Term Debt                                           (701)              14,063
         Loan Costs                                                                       891                   --
                                                                                     --------             --------
Net Cash Used in Financing Activities                                                  (4,377)             (11,099)
                                                                                     --------             --------

Effect of Exchange Rate Changes on Cash and Cash Equivalents                            1,768                  972
                                                                                     --------             --------
Increase in Cash and Cash Equivalents                                                  10,473                9,125
Cash and Cash Equivalents at Beginning of Period                                       31,091               21,966
                                                                                     --------             --------
Cash and Cash Equivalents at End of Period                                           $ 41,564             $ 31,091
                                                                                     ========             ========